Exhibit 11
Statement Re Computation of per share earnings

Twelve Months Ended December 31, 2005

Basic Earnings Per Share:

Net Income	$2,672,796	=	$1.78
Weighted Average Number of Common Shares	1,502,121

Diluted Earnings Per Share:

Net Income	$2,672,796	=	$2,672,796	=	$1.77
Weighted Average Number of Common Shares	1,502,121+9,231		1,511,352
Adjusted for Effect of Outstanding Options

Three Months Ended December 31, 2005

Basic Earnings Per Share:

Net Income	$69,094	=	$0.05
Weighted Average Number of Common Shares	1,493,587

Diluted Earnings Per Share:

Net Income	$69,094	=	$69,094	=	$0.05
Weighted Average Number of Common Shares	1,493,587+9,313		1,502,900
Adjusted for Effect of Outstanding options